Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

          There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed.

JURISDICTION OF
ORGANIZATION

McKesson Capital Funding Corporation	Delaware
McKesson Information Solutions Holdings Limited	Ireland
McKesson Information Solutions LLC	Delaware
McKesson Services LLC	Delaware
McKesson Medical-Surgical Inc.	Virginia
McKesson Medical-Surgical Minnesota Inc.	Minnesota
McKesson Trading Company	California